Exhibit 99.1

Chart Industries to Acquire Harsco’s Air-X-Changers Business

Atlanta, GA | May 9, 2018 | Chart Industries, Inc. (“Chart”) (Nasdaq: GTLS) announced today that it has entered into a definitive asset purchase agreement to acquire the Industrial Air-X-Changers business (“Harsco AXC”) of Harsco Corporation (“Harsco”) (NYSE: HSC) for $592 million in cash. Chart expects to realize $90 million of future tax benefits resulting from the asset purchase structure of the transaction. Acquisition highlights include:

•	Reinforces our strategic focus on core cryogenic engineering and products for the industrial gas and energy spaces.

•	Provides access to the compression market for air cooled heat exchangers (“ACHX”), completing Chart’s full ACHX offering for both process and compression.

•	Well established presence with blue-chip customers in key upstream and midstream basins across the Lower 48, including a strong presence in the Permian basin.

•	Significant cost synergies of over $20 million expected to be achieved in first 12 months of ownership.

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Immediately gross and operating margin accretive to Chart, while generating strong free cash flow (15%-20% of sales); accretive to Chart ROIC by year one and expected standalone ROIC of 13% by year two.

•	Chart’s new segment structure will allow existing Energy & Chemicals (“E&C”) leadership to focus on LNG execution, and further increases investor information on big LNG activities.

•	Increases full year 2019 sales guidance to $1.41 billion to $1.46 billion and adjusted EPS to $2.85 to $3.20, subject to timing of close.

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Increases 2020 outlook to $1.730 billion to $1.775 billion of revenue and $5.05 to $5.35 of adjusted EPS (inclusive of Harsco ACX, 2020 portions of Venture Global Calcasieu Pass and Gimi orders; does not include 2020 revenue and EPS from additional expected 2019 big LNG orders).

The addition of Harsco AXC is another significant step in executing our strategy to focus on our core cryogenic expertise for the industrial gas and energy spaces, as well as achieving our stated goals of delivering 5% to 7% profitable organic growth through the cycle before big LNG and offering innovative solutions to our customers with a full suite of products.

In September 2017 we acquired Hudson Products, which added air cooled heat exchangers for the downstream (LNG) market as well as fans. Hudson has less cyclicality than our traditional Energy & Chemicals products, as well as access to big LNG projects for which we previously would not have had content.

Similarly, Harsco AXC brings us access to a market we were unable to penetrate organically, the compression market, which utilizes air cooled heat exchangers in the production and transport of oil and natural gas. Harsco AXC’s strong customer relationships and quality products for upstream and midstream complete our full ACHX product offering across the gas to liquids cycle with almost no customer overlap.

Harsco AXC is expected to generate net sales of approximately $260 million in full year 2019 and 23% EBITDA margin as a percentage of sales. Over 90% of the remaining Harsco AXC 2019 forecast is already in backlog. With 10% aftermarket sales, positive CAGR across the cycle (5.4% 2009-2018), and positive momentum currently in the compression market, we expect continued growth for Harsco AXC in upcoming years.

Upon closing, Harsco AXC will be immediately gross margin, operating margin, and EBITDA margin accretive to Chart. With over $20 million of cost synergies expected in the first 12 months of ownership, we expect further margin expansion in the business. The cost synergies include facility consolidations and strategic manufacturing efficiencies leveraging our Beasley, Texas plant and our Monterrey, Mexico production facility. Additional cost synergies will result from the consolidation of our supply base, and the utilization of our Hudson (Cofimco) fans into our ACHX products.

Chart’s President and Chief Executive Officer, Jill Evanko, stated, “This is a perfect match of two businesses with complementary strengths that together will generate more value for our customers and even stronger financial results. We are excited to have such a strategic business and talented team in the air-cooled heat exchanger space join the rest of our great Chart team members and product offerings.”

Upon closing, Chart will report externally in four segments: (i) Distribution & Storage East (“D&S East”), (ii) Distribution & Storage West (“D&S West”), (iii) Energy & Chemicals Cryogenics (“E&C Cryogenics”) and (iv) Energy & Chemicals FinFans (“E&C FinFans”). E&C Cryogenics will contain our brazed aluminium heat exchangers and cold boxes, focusing on executing on-time, quality systems for our customers, in particular, our big LNG order pipeline. This change allows our engineering and manufacturing experts in E&C Cryogenics to focus on this rapidly growing business.

The addition of Harsco AXC enables Chart’s newest segment, E&C FinFans, to concentrate on our unique and broad product offering and capabilities in air cooled heat exchangers and fans. This segment will be comprised of the Hudson Products businesses, Harsco AXC, and Chart Cooler Services. All of our products and services will continue to be offered to our customers as full solutions through our global commercial team, regardless of the manufacturing segment.

Outlook 2019

Our 2019 guidance assumes the Harsco AXC acquisition closes on July 1, 2019, and includes additional interest from funding requirements. Our guidance assumes LNG project revenue in 2019 from the Venture Global Calcasieu Pass and Golar Gimi projects of $28 million to $30 million, which is subject to project timing. Additionally, the increase in our full year 2019 guidance is in part driven by the inclusion of $4 million of sales and $0.01 of adjusted earnings per share associated with the 2019 portion of the recently announced $30 million ACHX LNG order with Bechtel as EPC.

Sales are expected to be in the range of $1.41 billion to $1.46 billion for the full year of 2019. This is an increase compared to prior 2019 guidance of $1.29 billion to $1.34 billion. We expect full year adjusted earnings per diluted share to be in the range of $2.85 to $3.20 per share, on approximately 32.5 million weighted average shares outstanding, an increase from our prior guidance of $2.70 to $3.05 per share. This excludes any restructuring costs and transaction-related costs, and as such is a non-GAAP measure. We expect our effective tax rate to be approximately 22% to 23%. Our capital expenditures for 2019 are expected to be in the range of $35 million to $40 million, which includes the build out of an LNG fuel systems production line in Europe and maintenance and productivity capital for the second half of 2019 for Harsco ACX. Our weighted average shares projection excludes any potential future dilution impact associated with our convertible notes.

Outlook 2020

Our full year 2020 sales outlook of $1.730 billion to $1.775 billion includes Harsco ACX, and the 2020 portions of the Calcasieu Pass and Gimi projects. The sales outlook and full year 2020 adjusted earnings per share range of $5.05 to $5.35 do not include any additional anticipated 2019 big LNG orders. We do anticipate receiving orders and notices to proceed associated with at least three additional big LNG projects, which would add $300 to $370 million of 2020 revenue, bringing the 2020 revenue outlook to $2.030 billion to $2.145 billion. Assuming this additional big LNG revenue, the 2020 adjusted earnings per share is expected to be $8.00 to $8.75 per share on 32.5 million weighted average shares outstanding. This excludes any restructuring costs and transaction-related costs, and as such is a non-GAAP measure. We expect our effective tax rate to be approximately 22% to 23%. Our weighted average shares projection excludes any potential future dilution impact associated with our convertible notes.

Transaction and Financing Details

The transaction, which is expected to close in the summer of 2019, will be funded by Chart’s available cash on hand, debt under its current credit facility and additional committed financing from our existing bank group, with JP Morgan as the lead bank.

The transaction is subject to customary closing conditions including the expiration of the applicable waiting period under the HSR Act.

Advisors

Morgan Stanley served as exclusive financial advisor and Winston & Strawn LLP served as legal advisor to Chart.

Supplemental Presentation and Conference Call

Further details on the acquisition and our strategic execution can be found in the supplemental presentation included in this release, and will be discussed on our conference call at 9:30am Eastern Time today.

This webcast can be accessed through the Company’s website, www.chartindustries.com. Participants may also join the conference call by dialing (877) 312-9395 in the U.S. or (970) 315-0456 from outside the U.S. The conference ID is 5268519.

For more information, click here:

http://ir.chartindustries.com/

Contact:

Jillian Evanko
Chief Executive Officer 630-418-9403
jillian.evanko@chartindustries.com

Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s business plans, including statements regarding the proposed acquisition of Harsco’s Industrial Air-X-Changer Business, cost synergies and efficiency savings, objectives, future orders, revenues, margins, earnings or performance, liquidity and cash flow, capital expenditures, business trends, governmental initiatives, including executive orders and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “could,” “expects,” “anticipates,” “believes,” “projects,” “forecasts,” “outlook,” “guidance,” “continue,” or the negative of such terms or comparable terminology.

Forward-looking statements contained in this news release or in other statements made by the Company are made based on management’s expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control, that could cause the Company’s actual results to differ materially from those matters expressed or implied by forward-looking statements. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements include: the conditions to the completion of the acquisition may not be satisfied or the regulatory approvals required for the acquisition may not be obtained on the terms expected, on the anticipated schedule, or at all; long-term financing may not be available on favorable terms, or at all; closing of the acquisition may not occur or be delayed; the Company may be unable to achieve the anticipated benefits of the acquisition (including with respect to synergies); revenues following the acquisition may be lower than expected; operating costs, customer losses, and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, and suppliers) may be greater than expected; and the other factors discussed in Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the SEC, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.